BUF Financial Statements 2024

    BLACK UNICORN FACTORY
Financial Statements for the Year Ended December 31, 2024 (Preliminary)

Summary:
- Revenue: $245,300,000
- Net Income: $73,460,000
- Shareholders: 11,000+
- Market Cap: Over $500M
- Financials prepared under GAAP with barter-based stock issuance